      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 1998

                                                 REGISTRATION STATEMENT NO. 333-
================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                               _________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               _________________

                                MONSANTO COMPANY
             (Exact name of registrant as specified in its charter)

            DELAWARE                                          43-0420020
  (State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                         Identification No.)

                         800 North Lindbergh Boulevard
                           St. Louis, Missouri 63167
                                 (314) 694-1000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               _________________

                            R. William Ide III, Esq.
                                Monsanto Company
                         800 North Lindbergh Boulevard
                           St. Louis, Missouri 63167
                                 (314) 694-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               _________________

                                   Copies to:
     Barbara L. Blackford                                 Robert F. Wall
      Sonya Meyers Davis                                Terrence R. Brady
       Monsanto Company                                  Winston & Strawn
 800 North Lindbergh Boulevard                         35 West Wacker Drive
   St. Louis, Missouri 63167                         Chicago, Illinois  60601
        (314) 694-1000                                     (312) 558-5600
                               _________________

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration Statement as the Registrant shall determine.

                               _________________

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_____________

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_______________

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE


  TITLE OF EACH
    CLASS OF                                              PROPOSED MAXIMUM      PROPOSED MAXIMUM       AMOUNT OF
   SECURITIES                       AMOUNT TO BE           OFFERING PRICE           AGGREGATE         REGISTRATION
TO BE REGISTERED                   REGISTERED (1)           PER UNIT (2)     OFFERING PRICE (1), (3)      FEE
----------------                   --------------         ----------------   -----------------------  ------------

Common Stock                          (4), (5)
Preferred Stock                       (4), (6)
Depositary Shares                     (4), (7)
 Representing Preferred
 Stock
Stock Purchase Contracts              (4), (8)
Debt Securities                       (4), (9)
Common Stock Warrants                 (4), (10)
Preferred Stock Warrants              (4), (11)
Depositary Share Warrants             (4), (6), (12)
Debt Warrants                         (4), (13)

Totals                          $2,000,000,000 (4),                              $2,000,000,000        $590,000
                             (6), (7), (8), (9), (10),
                                 (11), (12), (13)
==================================================================================================================

(1) In U.S. dollars or the equivalent thereof in one or more foreign currencies or currency units or composite currencies, including the European Currency Unit.

(2) The Proposed Maximum Offering Price Per Unit will be determined from time to time by the Registrant in connection with the issuance of the Securities.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the "Securities Act").

(4) This Registration Statement covers Common Stock issued other than on conversion of Debt Securities, conversion of Preferred Stock, exercise of Common Stock Warrants or exercise of Stock Purchase Contracts and, subject to notes 6, 7, 10, 11, 12 and 13, the number of other Securities listed above as may from time to time be issued at indeterminate prices, but with an aggregate initial offering price for all such Common Stock and other Securities not to exceed $2,000,000,000. Also includes such presently indeterminate number of additional shares of Common Stock ("Additional Common Stock") as may be issued on (i) conversion of any Debt Securities as may be issued, if and to the extent convertible into Common Stock, (ii) conversion of any Preferred Stock as may be issued separately, on conversion of Debt Securities or exercise of Preferred Stock

     Warrants, if and to the extent such Preferred Stock is convertible into Common Stock, (iii) exercise of any Common Stock Warrants as may be issued, if and to the extent exercisable for Common Stock or (iv) exercise of any Stock Purchase Contract as may be issued, if and to the extent exercisable for Common Stock. The Amount to be Registered, Proposed Maximum Offering Price Per Unit, Proposed Maximum Aggregate Offering Price and Amount of Registration Fee with respect to such Debt Securities, Preferred Stock, Common Stock Warrants and Stock Purchase Contracts include such Additional Common Stock.

(5) Each share of Common Stock includes a right, ten of which rights will allow the holder to purchase from the Registrant one one-hundredth of a share of Series A Junior Participating Preferred Stock (the "Rights"). Prior to the occurrence of certain events, none of which have occurred as of the date hereof, the Rights will not be exercisable or evidenced separately from the Common Stock.

(6) Includes Preferred Stock issued other than on conversion of Debt Securities, exercise of Preferred Stock Warrants or exercise of Stock Purchase Contracts. Also includes such presently indeterminate number of additional shares of Preferred Stock ("Additional Preferred Stock") as may be issued on (i) conversion of any Debt Securities as may be issued, if and to the extent convertible into Preferred Stock, (ii) exercise of any Preferred Stock Warrants as may be issued, if and to the extent exercisable for Preferred Stock, (iii) conversion of any Depositary Shares, (iv) exercise of any Depositary Share Warrants and subsequent conversion of Depositary Shares received thereby or (v) exercise of any Stock Purchase Contract as may be issued, if and to the extent exercisable for Preferred Stock. The Amount to be Registered, Proposed Maximum Offering Price Per Unit, Proposed Maximum Aggregate Offering Price and Amount of Registration Fee with respect to such Debt Securities, Preferred Stock Warrants, Depositary Shares, Depositary Share Warrants and Stock Purchase Contracts include such Additional Preferred Stock.

(7) This Registration Statement covers such indeterminate number of Depositary Shares as may be issued (i) if the Registrant elects to offer fractional interests in shares of some or all of the Preferred Stock or (ii) on exercise of any Depositary Share Warrants. The Amount to be Registered, Proposed Maximum Offering Price Per Unit, Proposed Maximum Aggregate Offering Price and Amount of Registration Fee (i) with respect to such Preferred Stock, include such Depositary Shares and (ii) without duplication, with respect to the Depositary Shares, include such Preferred Stock.

(8) Includes Stock Purchase Contracts which may be issued other than as part of Units of Stock Purchase Contracts and other Securities. Also includes additional Stock Purchase Contracts ("Additional Stock Purchase Contracts") which may be offered as part of Units of Stock Purchase Contracts and other Securities. The Amount to be Registered, Proposed Maximum Aggregate Offering Price Per Unit, Proposed Maximum Offering Price and Amount of Registration Fee with respect to such Units and Stock Purchase Contracts and other Securities include such Additional Stock Purchase Contracts.

(9) Includes the principal amount of Debt Securities and, as to Debt Securities offered at an original issue discount, the offering price thereof. The Registration Statement also includes such presently indeterminable amount of Debt Securities ("Additional Debt Securities") as may be issued in exchange for Preferred Stock or upon exercise of any Debt Warrants as may be issued, if and to the extent exercisable for Debt Securities. The Amount to be Registered, Proposed Maximum Offering Price Per Unit, Proposed Maximum Offering Price and Amount of Registration Fee with respect to such Preferred Stock and Debt Warrants include such Additional Debt Securities.

(10) Includes Common Stock Warrants which may be issued other than as part of Units of Common Stock Warrants and other Securities. Also includes additional Common Stock Warrants ("Additional Common Stock Warrants") which may be offered as part of Units of Common Stock Warrants and other Securities. The Amount to be Registered, Proposed Maximum Offering Price Per Unit, Proposed Maximum Aggregate Offering Price and Amount of Registration Fee with respect to such Units of Common Stock Warrants and other Securities include such Additional Common Stock Warrants.

(11) Includes Preferred Stock Warrants which may be issued other than as part of Units of Preferred Stock Warrants and other Securities. Also includes additional Preferred Stock Warrants ("Additional Preferred Stock Warrants") which may be offered as part of Units of Preferred Stock Warrants and other Securities. The Amount to be Registered, Proposed Maximum Offering Price Per Unit, Proposed Maximum Aggregate Offering Price and Amount of Registration Fee with respect to such Units of Preferred Stock Warrants and other Securities include such Additional Preferred Stock Warrants.

(12) Includes Depositary Share Warrants which may be issued other than as part of Units of Depositary Shares and other Securities. Also includes additional Depositary Share Warrants ("Additional Depositary Share Warrants") which may be offered as part of Units of Depositary Shares and other Securities. The Amount to be Registered, Proposed Maximum Offering Price Per Unit, Proposed Maximum Aggregate Offering Price and Amount of Registration Fee with respect to such Units of Depositary Share Warrants and other Securities include such Additional Depositary Share Warrants.

(13) Includes Debt Warrants which may be issued other than as part of Units of Debt Warrants and other Securities. Also includes additional Debt Warrants ("Additional Debt Warrants") which may be offered as part of Units of Debt Warrants and other Securities. The Amount to be Registered, Proposed Maximum Offering Price Per Unit, Proposed Maximum Aggregate Offering Price and Amount of Registration Fee with respect to such Units of Debt Warrants and other Securities include such Additional Debt Warrants.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

_______________________________________________________________________________

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 6, 1998

                                $2,000,000,000

[LOGO]                         MONSANTO COMPANY

          Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants to Purchase Common Stock, Warrants to Purchase Preferred Stock, Warrants to Purchase Debt Securities, Warrants to Purchase Depositary Shares and Stock Purchase Contracts

                               _________________


          Monsanto Company, a Delaware corporation (the "Company"), may from time to time offer (i) shares of Common Stock, $2.00 par value per share ("Common Stock"), (ii) whole or fractional shares of Preferred Stock, no par value per share (collectively, "Preferred Stock"), (iii) Preferred Stock represented by Depositary Shares ("Depositary Shares"), (iv) debt securities ("Debt Securities"), which may be senior debt securities ("Senior Debt Securities") or subordinated (including junior subordinated) debt securities ("Subordinated Debt Securities"), and which may be secured or unsecured, (v) warrants to purchase Common Stock ("Common Stock Warrants"), (vi) warrants to purchase Preferred Stock ("Preferred Stock Warrants"), (vii) warrants to purchase Debt Securities ("Debt Warrants"), (viii) warrants to purchase Depositary Shares ("Depositary Share Warrants" and, together with the Common Stock Warrants, Preferred Stock Warrants and Debt Warrants, the "Warrants") and
(ix) contracts to purchase Common Stock or Preferred Stock ("Stock Purchase Contracts"), with an aggregate public offering price of up to $2,000,000,000, on terms to be determined at the time or times of offering. The Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Common Stock Warrants, Preferred Stock Warrants, Debt Warrants, Depositary Share Warrants and Stock Purchase Contracts (collectively referred to herein as the "Securities") may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

          All specific terms of the offering and sale of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, when applicable: (i) in the case of Common Stock, the maximum aggregate number of shares offered and any public offering price; (ii) in the case of Preferred Stock, the specific class, series, title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, any dividend payment dates, any sinking fund provisions, the maximum aggregate number of shares offered and any public offering price; (iii) in the case of Depositary Shares, the aggregate number of shares offered, the shares of whole or fractional Preferred Stock represented by each such Depositary Share and any public offering price; (iv) in the case of Debt Securities, the specific title, aggregate principal amount, denomination, form, maturity, interest rate and time of payment, currency, ranking as Senior or Subordinated Debt Securities, redemption, repayment or sinking fund provisions, terms for conversion into Common Stock or Preferred Stock and any public offering price; (v) in the case of Common Stock Warrants, the duration, offering price, exercise price and detachability features; (vi) in the case of Preferred Stock Warrants, description of the Preferred Stock for which each warrant will be exercisable and the duration, offering price, exercise price and detachability features, (vii) in the case of Debt Warrants, description of the Debt Securities for which each warrant will be exercisable and the duration, offering price, exercise price and detachability features; (viii) in the case of Depositary Share Warrants, the duration, offering price, exercise price and detachability features; and (ix) in the case of Stock Purchase Contracts, the designation and number of shares of Preferred Stock or Common Stock issuable thereunder, the purchase price of the Preferred Stock or Common Stock, the date or dates on which the Preferred Stock or Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contract or vice versa, and the terms of the offering and sale thereof. If any Securities are offered together in the form of Units, the specific terms of any such Units will be set forth in the applicable Prospectus Supplement.

          The applicable Prospectus Supplement will also contain information, when applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by that Prospectus Supplement.

          The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth in or will be calculable from the information set forth in the applicable Prospectus Supplement. No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of those Securities. See "Plan of Distribution" for possible indemnification arrangements with underwriters, dealers and agents.

          The Common Stock is traded on the New York Stock Exchange under the symbol "MTC."

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus may not be used to consummate sales of the Securities unless accompanied by a Prospectus Supplement.

                  The date of this Prospectus is May 6, 1998.

                             Available Information

          The Company has filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") with respect to the Securities. This Prospectus which constitutes part of the Registration Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement, and each such statement shall be deemed qualified in its entirety by such reference.

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company is subject to the electronic filing requirements of the Commission. Accordingly, pursuant to the rules and regulations of the Commission, certain documents, including annual and quarterly reports and proxy statements, filed by the Company with the Commission have been or will be filed electronically. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange under the symbol MTC, and such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act.

                     Information Incorporated By Reference

          The following documents, each of which has been filed with the Commission, are incorporated by reference in this Prospectus:

          the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          the Company's Current Report on Form 8-K dated January 23, 1998;

          the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated April 16, 1953; and

          the description of the Company's preferred share purchase rights ("Rights") associated with the Common Stock contained in the Company's Registration Statement on Form 8-A filed on January 31, 1990.

          All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus, excluding exhibits. Such requests should be directed to Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, Attention:
Corporate Secretary, Telephone: (314) 694-1000.

                                  The Company

          The Company and its subsidiaries are engaged in the worldwide manufacture and sale of a diversified line of agricultural products, nutrition and consumer products, pharmaceuticals, and other products. The Company was incorporated in 1933 under Delaware law and is the successor to a Missouri corporation, Monsanto Chemical Works, organized in 1901. Unless otherwise indicated by the context, "Monsanto" means Monsanto Company and consolidated subsidiaries, and the "Company" means Monsanto Company only. The Company's principal executive offices are located at 800 N. Lindbergh Boulevard, St. Louis, Missouri 63167.

                                Use of Proceeds

          Unless otherwise indicated in an accompanying Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Securities will be used for general corporate purposes, which may include capital expenditures, acquisitions, reducing short-term borrowings, and meeting working capital needs. Pending such uses, the Company may temporarily invest the net proceeds in interest-bearing securities.

                      Ratio of Earnings to Fixed Charges

          The following table sets forth the unaudited historical ratio of earnings to fixed charges of the Company for the periods indicated.

                            Year Ended December 31,
                     ------------------------------------
                     1997    1996    1995    1994    1993
                     ----    ----    ----    ----    ----
                     2.42    4.44    4.60    5.50    3.87

          The ratio of earnings to fixed charges represents the number of times fixed charges (interest expense, capitalized interest, and other fixed charges) are covered by income from continuing operations before income taxes, extraordinary credits and fixed charges (other than capitalized interest), but excluding undistributed earnings of affiliated companies. Income from continuing operations before income taxes included charges for acquired in-process research and development, restructuring and other unusual items of $684 million, $376 million and $90 million for the years ended December 31, 1997, 1996 and 1995, respectively. Excluding these unusual items, the ratio of earnings to fixed charges would have been 5.32, 6.60 and 5.10 during such periods in 1997, 1996 and 1995, respectively. The ratio was not materially affected by the restructuring and other unusual items in 1994 and 1993. The ratio of earnings to fixed charges for Preferred Stock has not been separately presented because such ratio is identical to the ratio presented above.

                          Description of Capital Stock

          The authorized capital stock of the Company consists of 1,000,000,000 shares of Common Stock, $2.00 par value per share, and 10,000,000 shares of Preferred Stock, no par value per share, of which 595,284,668 shares of Common Stock (exclusive of treasury shares) were issued and outstanding on December 31, 1997. No shares of Preferred Stock were outstanding at that date.

Common Stock

          Subject to the rights of holders of any outstanding Preferred Stock, the holders of outstanding shares of Common Stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time lawfully determine.

          Each holder of Common Stock is entitled to one vote for each share held and, except as otherwise required by law or provided with respect to any series of Preferred Stock, the holders of Common Stock will exclusively possess all voting power. Holders of Common Stock are not entitled to cumulate votes for the election of directors. The Common Stock is not entitled to conversion or preemptive rights and is not subject to redemption or assessment. Subject to the rights of holders of any outstanding Preferred Stock, upon liquidation, dissolution or winding up of the Company, any assets legally available for distribution to shareholders as such are to be distributed ratably among the holders of the Common Stock at that time outstanding. The Common Stock presently outstanding is, and the Common Stock issued upon conversion of the Debt Securities, exercise of the Common Stock Warrants (upon payment in full of the Common Stock Warrant exercise price) or conversion of any convertible Preferred Stock offered hereby, as the case may be, will be, fully paid and nonassessable. The Common Stock is listed on the New York Stock Exchange under the symbol "MTC" and any Common Stock offered will be listed, subject to notice of issuance, on such exchange.

Preferred Stock

          The following summary of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Charter or the applicable Certificate of Designations of Preferred Stock (each a "Preferred Stock Designation"), the form of which is filed as, or will be incorporated by reference as, an exhibit to the Registration Statement of which this Prospectus is a part in connection with the issuance of such series of Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement.

          The authorized shares of Preferred Stock are issuable, without further shareholder approval, in one or more series as determined by the Board of Directors, with such rights, privileges and preference as are fixed by the Board of Directors, including dividend, liquidation, redemption, voting and other rights preferred over the Common Stock, subject to the restrictions in the Preferred Stock Designation or the Indentures referred to below. The Preferred Stock issuable upon exercise of any Preferred Stock Warrants (upon payment in full of the Preferred Stock Warrant exercise price), conversion of any Depositary Shares, exercise of any Depositary Share Warrants and subsequent conversion of any Depositary Shares received thereby or conversion of any Debt Securities convertible into Preferred Stock will be fully paid and nonassessable. The Preferred Stock may be convertible and, if so convertible, may be converted into one or both of Common Stock and Debt Securities. The Preferred Stock may also be exchangeable, at the option of the Company, for Debt Securities (see "Description of Debt Securities"). If Preferred Stock, Preferred Stock Warrants, Depositary Shares or Depositary Share Warrants are being offered or if the Preferred Stock is exchangeable for Debt Securities, the accompanying Prospectus Supplement will describe the rights, privileges, preferences and restrictions of such Preferred Stock (including, without limitation, the designation, the number of authorized shares of the series in question, the dividend rate (or method of calculation), any voting rights, conversion rights, anti-dilution protections, exchangeability provisions and terms of the Debt Securities that are exchangeable for the Preferred Stock, any redemption provisions, liquidation preferences and any sinking fund provisions). If fractional interests in shares of Preferred Stock may be issued, such interests may be issued in the form of Depositary Shares. See "Description of Depositary Shares."

          No shares of Preferred Stock are currently outstanding. Shares of Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The liquidation preference of any series of Preferred Stock is not indicative of the price at which shares of such series of Preferred Stock will actually trade on or after the date of issuance.

Description of Rights

          In January 1990, the Company's Board of Directors declared a dividend of one Preferred Stock purchase right on each then-outstanding share of the Common Stock. If a person or group acquires beneficial ownership of 20 percent or more, or announces a tender offer that would result in beneficial ownership of 20 percent or more, of the Company's outstanding Common Stock, the rights become exercisable and, as a result of two subsequent stock splits, for every 10 rights held, the owner will be entitled to purchase one one-hundredth of a share of a new series of Preferred Stock for $450. If Monsanto is acquired in a business combination transaction while the rights are outstanding, for every 10 rights held, the holder will be entitled to purchase, for $450, common shares of the acquiring company having a market value of $900. In addition, if a person or group acquires beneficial ownership of 20 percent or more of the Company's outstanding Common Stock, for every 10 rights held, the holder (other than such person or members of such group) will be entitled to purchase, for $450, a number of shares of Common Stock having a market value of $900. Furthermore, at any time after a person or group acquires beneficial ownership of 20 percent or more (but less than 50 percent) of the Company's outstanding Common Stock, the Board of Directors may, at its option, exchange part or all of the rights (other than rights held by the acquiring person or group) for shares of Common Stock on a one-share-for-every-10-rights basis. At any time prior to the acquisition of such a 20 percent position, the Company can redeem each right for $0.001. The Board of Directors also is authorized to reduce the aforementioned 20 percent thresholds to not less than 10 percent. The rights expire in January 2000.

Transfer Agent and Registrar

          The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York and for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

Certain Antitakeover Effects of Certain Charter and By-laws Provisions and the Rights

          General. The Certificate of Incorporation (the "Charter") and the By-Laws of the Company contain provisions that will make more difficult the acquisition of control of the Company by means of a tender offer, open market purchases, a proxy fight or other means that are not approved by the Board. The purposes of such provisions of the Charter and the By-Laws are to discourage certain types of transactions which may involve an actual or threatened change of control of the Company and to encourage persons seeking to acquire control of the Company to negotiate the terms of any proposed business combination or offer with the Board. Set forth below is a general description of such provisions in the Charter and the By-Laws which is qualified in its entirety by reference to such documents. Capitalized terms used and not defined herein are defined in the Charter or the By-Laws, as the case may be.

          Classified Board of Directors. The Charter provides for the Board to be divided into three classes serving staggered terms. Therefore, at least two annual meetings of stockholders will generally be required to effect a change in a majority of the Board.

          Number of Directors; Removal; Filing Vacancies. The Charter provides that the number of directors will be fixed from time to time exclusively by the Board and that, subject to any rights of the holders of Preferred Stock, only a majority of the Board of Directors then in office shall have the authority to fill any vacancies on the Board of Directors. Moreover, the Company Charter provides that directors may be removed only for cause and only by the affirmative vote of holders of at least 80% of the voting power of all the then-outstanding shares of Common Stock voting together as a single class.

          Limitations on Stockholder Action by Written Consent; Special Meetings. The Charter and By-Laws provide that stockholder action can be taken only at an annual or special meeting of stockholders, and prohibit stockholder action by written consent in lieu of a meeting. The By-Laws provide that, subject to the rights of holders of any series of the relevant preferred stock, special meetings of stockholders can be called only by the Chairman of the Board of Directors of the Company, the President or pursuant to resolution of the Board of Directors. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the purpose or purposes of the meeting as stated in the notice of the meeting.

          Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. The By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders.

          Preferred Stock. The Charter authorizes the Board to establish series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or otherwise special rights and such qualifications, limitations or restrictions thereof as are stated in the board resolutions providing for such series. The number of authorized shares of Preferred Stock is 10,000,000. Although the Board does not have any intention at the present time of doing so, it could issue a series of Preferred Stock that could, subject to certain limitations imposed by applicable securities laws and stock exchange rules, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. For instance, such series of Preferred Stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction.

          Amendment of Certain Charter Provisions and the By-Laws. The Charter contains provisions requiring the affirmative vote of the holders of at least 80% of the outstanding Common Stock to amend the provisions pertaining to classification of the Board, the number of directors, filling vacancies in the Board of Directors, removal of directors and the requirement that stockholders can act only at annual or special meetings and not by written consent. The Charter also requires the vote of at least 80% of the outstanding Common Stock for stockholders to adopt, amend or repeal any provision of the By-Laws.

          Preferred Share Purchase Rights. The Rights described above may have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company and thereby effect a change in the composition of the Board on terms not approved by the Board, including by means of a tender offer at a premium to the market price, other than an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or business combination approved by the Board since the Rights may be redeemed by the Company at the applicable redemption price prior to the time that a person or group triggers the exercise of the Rights.

                        Description of Depositary Shares

General

          The following summary of each of the Deposit Agreement, the Depositary Shares and the Depositary Receipts (each as defined below) does not purport to be complete and is qualified in its entirety by reference to the Deposit Agreement and Depositary Receipts with respect to the Depositary Shares relating to any particular series of Preferred Stock, the forms of which are filed as, or will be incorporated by reference as, exhibits to the Registration Statement of which this Prospectus is a part in connection with the issuance of such Depositary Shares.

          The following summary of the Deposit Agreement, the Depositary Shares and the Depositary Receipts relates to certain terms and conditions applicable to such Securities generally. The particular terms of any series of Depositary Shares will be described in the applicable Prospectus Supplement. If so indicated in such Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

          The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than shares of Preferred Stock. If the Company elects to do so, it will provide for the issuance by a Depositary (as described below) to the public of receipts for Depositary Shares, each of which will represent a fractional interest (to be set forth in the applicable Prospectus Supplement) of a share of Preferred Stock.

          The shares of any series of the Preferred Stock underlying any Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") between the Company and a bank or trust company selected by the Company with respect to such series, having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (with respect to such series, the "Depositary"). The applicable Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of the Preferred Stock underlying such Depositary Share, to all the rights, preferences or privileges of such Preferred Stock (including dividend, voting, redemption, conversion, exchange and liquidation rights).

          Depositary Shares will be evidenced by depositary receipts issued pursuant to the applicable Deposit Agreement (the "Depositary Receipts").

          The Depositary will distribute all cash dividends or other cash distributions received by the Depositary in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the respective numbers of such Depositary Shares held by such holders on the relevant record date; provided, however, that in the case the Company or Depositary shall be required to withhold and shall withhold from any cash dividend or other cash distribution an amount on account of taxes, the amount made available for distribution shall be reduced accordingly. The Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next succeeding distribution to record holders of such Depositary Shares.

          In the event of a distribution other than in cash, the Depositary will distribute securities or property received by it to the record holders of Depositary Shares entitled thereto in proportion to the respective numbers of such

Depositary Shares held by such holders on the relevant record date, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the Company's approval, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the public or private sale of such securities or property. The net proceeds from any such sale shall be distributed to such holders as provided in the case of a distribution received in cash.

          Each Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock of the applicable series will be made available to holders of Depositary Shares.

          Upon surrender of Depositary Receipts at the office of the Depositary (unless the related Depositary Shares have previously been called for redemption), the holder of the Depositary Shares evidenced thereby will be entitled to delivery at such office, to or upon such holder's order, of the number of whole shares of the related series of Preferred Stock and all money and other property, if any, underlying such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Preferred Stock on the basis set forth in the applicable Prospectus Supplement, but holders of such whole shares of such Preferred Stock will not thereafter be entitled to deposit such Preferred Stock or to receive receipts evidencing Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Preferred Stock or Series A Junior Preferred Stock to be withdrawn, the Depositary will deliver to such holder or upon such holder's order at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

          The terms, if any, on which the Depositary Shares relating to the Preferred Stock of any series may be redeemed will be set forth in the applicable Prospectus Supplement.

          Upon receipt of notice of any meeting at which the holders of the Preferred Stock of any series are entitled to vote, the applicable Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of whole shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action that may be deemed necessary by the Depositary in order to enable the Depositary to do so. To the extent the Depositary does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock, it will abstain from voting such shares of Preferred Stock, unless otherwise indicated by the holders of such Depositary Shares.

          The form of Depositary Receipt evidencing the Depositary Shares and any provision of the applicable Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, no amendment that materially and adversely alters the rights of the existing holders of Depositary Shares will be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed and any accumulated and unpaid dividends on the Preferred Stock represented by the Depositary Shares, together with all other moneys and property, if any, to which holders of Depositary Receipts are entitled, have been paid or distributed, (ii) all Preferred Stock has been withdrawn or (iii) there has been a final distribution in respect of the Preferred Stock of the applicable series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

          The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of any depositary arrangements. The Company will pay all charges of each Depositary in connection with the initial deposit of the Preferred Stock of any series, any redemption of such Preferred Stock and any withdrawals of such Preferred Stock by holders of Depositary Shares. Holders of Depositary Shares will be required to pay any other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

          Each Depositary will forward to the holders of the applicable Depositary Shares all notices, reports and communications from the Company which are delivered to such Depositary and which the Company is required to furnish the holders of the Depositary Receipts or Preferred Stock of the applicable series.

          Neither any Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any Deposit Agreement. Neither any Depositary nor the Company will assume any obligation or be subject to any liability under any Deposit Agreement other than for its negligence or willful misconduct, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless indemnity satisfactory to them is furnished. The Depositary will agree to perform its duties as are specifically set forth in the Deposit Agreement using its reasonable best efforts and in good faith. Any Depository or the Company may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed by it to be competent and on documents believed by them to be genuine.

          A Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove a Depositary, and such resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                         Description of Debt Securities

          The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate ("Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Offered Debt Securities.

          Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will constitute senior, senior subordinated or subordinated (including, if applicable, junior subordinated) debt of the Company and will be issued under a Senior Debt Indenture (the "Senior Debt Indenture") or a Subordinated Debt Indenture (the "Subordinated Debt Indenture"). The Chase Manhattan Bank (the "Trustee") will serve as the trustee under the Senior Debt Indenture. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes referred to below individually as an "Indenture" and collectively as the "Indentures." If and to the extent set forth in the applicable Prospectus Supplement, the Debt Securities may be convertible into Preferred or Common Stock of the Company or issued as part of Units of Debt Securities and other Securities. If Debt Securities are to be issued as part of Units of Debt Securities and other Securities or are to be issued in exchange for Preferred Stock, the Prospectus Supplement will describe any applicable material federal income tax consequences.

          The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete. Except to the extent set forth in the Prospectus Supplement with respect to a particular issue of Debt Securities, the Indentures are substantially identical, except for the provisions relating to subordination, including the fact that Senior Debt Securities will rank senior to the Subordinated Debt Securities.

General

          The Indentures for the Debt Securities will not limit the amount of additional indebtedness the Company or any of its subsidiaries may incur, except as may be provided in the applicable Prospectus Supplement. The Debt Securities will be senior or subordinated obligations of the Company, as set forth in the accompanying Prospectus Supplement.

          The applicable Prospectus Supplement will contain the following terms of and information relating to any Debt Securities (to the extent such terms are applicable to such Debt Securities and have not been otherwise disclosed): (a) the specific title, aggregate principal amount, denomination and form; (b) the date of maturity; (c) the interest rate or rates (or the method by which such rate will be determined), if any; (d) the date from which interest will accrue, the dates on which any such interest will be payable and the record date for any interest payable on the interest payment date; (e) if other than the corporate trust office of the trustee for such Debt Securities, the place or places where the principal of, premium, if any, and interest, if any, on the Debt Securities will be payable;
(f) the portion of the principal amount of Debt Securities of the series payable upon certain declarations of acceleration or the method by which such portion shall be determined; (g) the currency, currencies or currency unit in which payments will be made, if other than U.S. dollars; (h) whether the Debt Securities are senior or subordinated Debt Securities; (i) any redemption, repayment or sinking fund provisions, including the period or periods within which, the currency, currencies or currency units in which and the other terms and conditions upon which Debt Securities may be redeemed; (j) whether the Debt Securities are convertible into Common Stock or Preferred Stock and the terms of the security into which they are convertible (see "Description of Capital Stock"), the conversion price, other terms related to conversion and any anti-dilution protections; (k) whether the Debt Securities will be sold as part of Units consisting of Debt Securities and other Securities; (l) if the amount of payments of principal of or any premium or interest on any Debt Securities of the series may be determined with reference to an index, formula or other method, the index, formula or other method by which such amounts shall be determined; (m) whether and by what method the Debt Securities of the series (or certain covenants under the related Indenture) may be defeased and discharged by the Company; (n) whether the Debt Securities of the series shall be issued in whole or in part as book-entry securities; (o) any applicable material federal income tax consequences; and (p) any other material specific terms of the Debt Securities, including any material additional events of default or covenants provided for with respect to the Debt Securities and any material terms that may be required by or advisable under applicable laws or regulations.

          Debt Securities may bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate or as part of Units consisting of Debt Securities and other Securities may be sold or deemed to be sold at a discount below their stated principal amount. With respect to any Debt Securities as to which the Company has the right to defer interest, the holders of such Debt Securities may be allocated interest income for federal and state income tax purposes without receiving equivalent, or any, interest payments. Any material federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par that are treated as having been issued at a discount for federal income tax purposes will be described in the applicable Prospectus Supplement.

Subordination of Subordinated Debt Securities

          Any Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent and in the manner to be set forth in the Indenture, to all "Senior Debt" of the Company. "Senior Debt" means, without duplication, the principal, premium (if any) and unpaid interest on all present and future (i) indebtedness of the Company for borrowed money, (ii) obligations of the Company evidenced by bonds, debentures, notes or similar instruments,
(iii) indebtedness incurred, assumed or guaranteed by the Company in connection with the acquisition by it or a Subsidiary of any business, properties or assets (except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles), (iv) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, (v) reimbursement obligations of the Company in respect of letters of credit relating to indebtedness or other obligations of the Company that qualify as indebtedness or obligations of the kind referred to in clauses (i) through (iv) above, and (vi) obligations of the Company under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above, in each case unless in the instrument creating or evidencing the indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to Senior Debt Securities.

Certain Covenants of the Company

          Restriction on Liens. The Senior Debt Indenture provides that the Company will not, nor will it permit a Restricted Subsidiary to, secure indebtedness for money borrowed by placing a Lien on any Operating Property owned or leased by the Company or any Restricted Subsidiary or on any shares of stock or Debt of any Restricted Subsidiary without equally and ratably securing the Debt Securities, unless (i) the principal amount of such indebtedness plus
(ii) the Attributable Debt in respect of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions the proceeds of which are applied as provided under (b) of the following paragraph) does not exceed 10% of the Consolidated Net Assets of the Company and its consolidated subsidiaries. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for purposes of this restriction, certain permitted liens, including (a) liens existing as of the date of the Indenture, (b) liens existing at the time any corporation becomes a Restricted Subsidiary, (c) liens on property existing at the time of acquisition and certain purchase money or similar liens, (d) liens to secure certain development, operation, construction, alteration, repair or improvement costs, (e) liens securing indebtedness owing to the Company or another Restricted Subsidiary by a Restricted Subsidiary, (f) liens in connection with either government contracts, including the assignment of moneys due or to become due thereon or obligations issued by a state or a commonwealth or certain other governmental entities, (g) certain liens in connection with legal proceedings or arising in the ordinary course of business and not in connection with the borrowing of money and (h) extensions, substitutions, replacements or renewals of the foregoing. (Section 1007)

          Restriction on Sale and Leaseback Transactions. The Senior Debt Indenture further provides that the Company will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless either (a) the Attributable Debt in respect thereto and all other sale and leaseback transactions entered into after the date of the Senior Debt Indenture (other than those the proceeds of which are applied to reduce indebtedness under (b) following), plus the aggregate amount of then outstanding secured indebtedness not otherwise permitted or excepted without equally and ratably securing the Debt Securities, does not exceed 10% of the Consolidated Net Assets of the Company and its consolidated subsidiaries, or (b) an amount equal to the fair value of the Operating Property leased is applied within 120 days to (i) the purchase of any asset or any interest in an asset which would qualify after purchase, as an Operating Property or (ii) the retirement of the Debt Securities or other indebtedness maturing more than one year thereafter. (Section 1008)

          Certain Definitions. Attributable Debt, in respect of the sale and leaseback transactions described above, means, as of the time of determination, the total obligation (discounted to present value at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with like term in accordance with generally accepted accounting principles) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease included in such sale and leaseback transaction. (Section 101)

          Consolidated Net Assets is the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities (excluding certain renewable or extendible indebtedness) as shown on the latest balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles. (Section 101)

          An Operating Property is any real property or equipment located within the United States and used primarily for manufacturing by the Company or any of its Subsidiaries that has a net book value (after deduction of accumulated depreciation) in excess of 2.0% of Consolidated Net Assets, other than any such property or equipment (i) which is financed by obligations issued by a state, commonwealth, territory or possession of the United States of America, or any political subdivision or governmental authority of any of the foregoing, or (ii) which, in the opinion of the Company's Board of Directors, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole. (Section 101)

          A Restricted Subsidiary is any Subsidiary of the Company that owns any Operating Property.

          A Sale and Leaseback Transaction is any arrangement with any bank, insurance company or other lender or investor (other than the Company or another Restricted Subsidiary) providing for the leasing by the Company or any Restricted Subsidiary of any Operating Property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such Operating Property by the lessee will be discontinued), which was or is owned or leased by the Company or a Restricted Subsidiary and which has been or is to be sold or transferred, more than 120 days after the acquisition or the completion of construction and commencement of full operation thereof, by the Company or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Operating Property.

Redemption

          If and to the extent set forth in the applicable Prospectus Supplement, the Company will have the right to redeem the Debt Securities, in whole or from time to time in part, after the date and at the redemption prices set forth in the applicable Prospectus Supplement.

Events of Default

          An Event of Default with respect to the Debt Securities of any series is defined in the Indentures as: default in payment of principal of or premium, if any, on any Debt Security of that series at Maturity; default for 30 days in payment of interest on any Debt Security of that series; default for 30 days in the deposit of any sinking fund payment when due in respect of that series; failure by the Company in the performance of any other of the covenants or warranties in the Indentures continued for 90 days after due notice by the Trustee or by Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series; certain events of bankruptcy, insolvency or reorganization of the Company; and any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

          The Indentures provide that, if any Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities (as defined in the Indentures), such portion of the principal amount of such Debt Securities as may be specified in the terms thereof) of all Debt Securities of that series to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or premium, if any, or interest, if any, on the Debt Securities of that series and certain other specified defaults) may be waived by the Holders of a majority in principal amount of the Outstanding Debt Securities of that series on behalf of the Holders of all Debt Securities of that series. (Sections 502 and 513)

          Reference is made to the Prospectus Supplement relating to each series of Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

          The Indentures provide that the Trustee will, within 90 days after the occurrence of a default with respect to Debt Securities of any series at the time Outstanding, give to the Holders of the Outstanding Debt Securities of that series notice of such default known to it if uncured or not waived, provided that, except in the case of default in the payment of principal of or premium, if any, or interest on any Debt Security of that series, or in the deposit of any sinking fund payment which is provided for, such notice shall not be given until 30 days after the occurrence of a default with respect to Outstanding Debt Securities of such series. The term default with respect to any series of Outstanding Debt Securities for the purpose only of this provision means the happening of any of the Events of Default specified in the Indenture and relating to such series of Outstanding Debt Securities, excluding any grace periods and irrespective of any notice requirements. (Section 602)

          The Indentures contain a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the Holders of any series of Outstanding Debt Securities before proceeding to exercise any right or power under the Indenture at the request of the Holders of such series of Debt Securities. (Section 603) The Indentures provide that the Holders of a majority in principal amount of Outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee, with respect to the Debt Securities of such series provided that the Trustee may decline to act if such direction is contrary to law or the Indentures or would expose it to personal liability. (Section 512)

Defeasance of Debt Securities or Certain Covenants in Certain Circumstances

          Defeasance and Discharge. Unless otherwise provided in the applicable Prospectus Supplement, the terms of any series of Debt Securities will provide that the Company will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay and discharge the principal of (and premium, if any) and interest on, and any mandatory sinking fund payments applicable to, the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may only occur if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to Holders of the Debt Securities of such series. (Article Thirteen of the Senior Debt Indenture; Article Fifteen of the Subordinated Debt Indenture)

          Defeasance of Certain Covenants. Unless otherwise provided in the applicable Prospectus Supplement, the terms of any series of Debt Securities will provide the Company with the option to omit to comply with certain restrictive covenants, including those described in Sections 801, 1007 and 1008 of the Senior Debt Indenture. The Company, in order to exercise such option, will be required to deposit with the Trustee money and/or U.S. Government Obligations, which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on, and mandatory sinking fund payments applicable to the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indentures and such Debt Securities. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes. In the event the Company exercises this option and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations, as the case may be, on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

          The Prospectus Supplement will state if any defeasance provision will apply to Debt Securities offered in connection therewith.

Modification of the Indenture and Waiver of Covenants

          The Indentures contain provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indentures or modifying the rights of the Holders of Outstanding Debt Securities of such series, except that no such supplemental indenture may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity, or reduce the principal amount, the premium, if any, thereon or the rate of payment of interest thereon, of any Debt Security of any series, (b) reduce the aforesaid percentage of Outstanding Debt Securities of any series, the consent of the Holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults thereunder or (c) effect certain other changes. (Section 902) The Indentures also permit the Company to omit compliance with certain covenants in the Indentures with respect to Debt Securities of any series upon waiver by the Holders of a majority in principal amount of Outstanding Debt Securities of such series.

Consolidation, Merger and Sale of Assets

          The Indentures contain a provision permitting the Company, without the consent of the Holders of any of the Outstanding Debt Securities under the Indenture, to consolidate with or merge into any other corporation or transfer or lease its assets substantially as an entirety to any person provided that:
(i) the successor is a corporation organized under the laws of any domestic jurisdiction; (ii) the successor corporation assumes the Company's obligations on the Debt Securities and under the Indentures; (iii) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have happened and be continuing; and (iv) certain other conditions are met. (Sections 801 and 802)

Concerning the Trustee

          The Chase Manhattan Bank is the Trustee under the Senior Debt Indenture. Monsanto maintains deposit accounts and banking relationships with The Chase Manhattan Bank. It is one of Monsanto's principal commercial banks and has extended substantial credit facilities to Monsanto. The Chase Manhattan Bank is a participant in revolving credit agreements with the Company and is the tender agent and paying agent for various industrial revenue bonds of the Company. The Trustee also serves as trustee under an indenture relating to the 7.09% Guaranteed Amortizing ESOP Notes and 8.13% Guaranteed Amortizing ESOP Debentures of the Monsanto Defined Contribution and Employee Stock Ownership Trust, which are guaranteed by the Company, and under indentures relating to the Company's Medium-Term Notes, Series C and D, and its 8.70% Debentures and 6.75% Debentures.

Governing Law

          Unless otherwise specified in the applicable Prospectus Supplement, the Indenture for the Debt Securities and the Debt Securities will be governed by New York law.

                            Description of Warrants

          Except as otherwise set forth in the applicable Prospectus Supplement, the Warrants will be issued in fully registered form under a Warrant Agreement between the Company and the Warrant Agent named in the applicable Prospectus Supplement (the "Warrant Agent"). The statements in this Prospectus relating to the Warrants and the Warrant Agreement are summaries and do not purport to be complete.

          Each Warrant will entitle the registered owner (the "Warrantholder") to purchase one share of Preferred Stock, one share of Common Stock, one Depositary Share or a specified principal amount of Debt Securities, as set forth in the applicable Prospectus Supplement, subject to the call provisions referred to below, from the time the Warrants are separately transferable until the date set forth in the accompanying Prospectus Supplement. The initial exercise price of the Warrants and the date on which the Warrants become separately transferable will be set forth in the applicable Prospectus Supplement.

          The Warrants can be exercised by surrendering to the Warrant Agent a Warrant certificate signed by the Warrantholder or his, her or its duly authorized agent indicating the Warrantholder's election to exercise all or a portion of the Warrants evidenced by the certificate. Surrendered Warrant certificates must be accompanied by a written election to purchase such Warrants and payment of the aggregate exercise price of the Warrants to be exercised (the "Warrant Price"), which payment may be made in the form of wire transfer or a cashier's check equal to the exercise price or, if and to the extent set forth in the applicable Prospectus Supplement, the surrender of Debt Securities in denominations at least equal to the aggregate Warrant Prices or, if applicable, any combination of cash and such denominations of Debt Securities.

          Certificates evidencing duly exercised Warrants shall be delivered by the Warrant Agent to the transfer agent or trustee for the applicable Securities. Upon receipt thereof, the Company will be obligated to deliver or cause to be delivered, to or upon the written order of the exercising Warrantholders, certificates representing the number or principal amount of Securities so purchased. If fewer than all of the Warrants evidenced by any certificate are exercised, the

Warrant Agent will be obligated to deliver to the exercising Warrantholder a new Warrant certificate representing the unexercised Warrants.

          To the extent set forth in the applicable Prospectus Supplement, the Warrant Price and the number of Securities purchasable upon the exercise of each Warrant are subject to adjustment in certain events, including: (i) the issuance of a stock dividend to holders of Securities (whichever the Warrants are exercisable for) or a combination or subdivision of the Securities (whichever the Warrants are exercisable for); (ii) the issuance of rights, warrants or options or securities convertible into, or exchangeable for, the Securities (whichever the Warrants are exercisable for), that are distributed to all holders of the Company's outstanding Securities (whichever the Warrants are exercisable for) entitling them to subscribe for or purchase such Securities; and (iii) any distribution by the Company to the holders of its Securities (whichever the Warrants are exercisable for) of evidences of indebtedness of the Company or of assets (excluding, if and to the extent set forth in the applicable Prospectus Supplement, certain cash dividends or distributions). To the extent set forth in the applicable Prospectus Supplement, no adjustment in the number of Securities purchasable upon exercise of the Warrants or in the Warrant Price will be required until cumulative adjustments require an adjustment of at least one percent thereof.

          Notwithstanding the foregoing, unless the applicable Prospectus Supplement states to the contrary, in case of any merger or consolidation or sale, transfer, lease or conveyance of all or substantially all of the assets of the Company and its subsidiaries, including a consolidation or merger in which the Company is the continuing corporation, the successor or assuming entity shall succeed to and be substituted for the Company, with the same effect as if it had been named in the Warrant Agreement and in the Warrant Certificates as the Company.

          Adjustments to the Warrant Price (and, possibly, adjustment to the number of Securities purchasable upon the exercise of each Warrant), or the failure to make such adjustments, may in certain circumstances result in distributions that could be taxable as dividends under the Internal Revenue Code of 1986, as amended, to holders of the Warrants or to holders of shares of Securities issued upon exercise thereof. The Company will reserve the right (but will not be obligated) to make such adjustments to the Warrant Price or in the number of Securities purchasable upon the exercise of each Warrant, in addition to those required in the foregoing provisions, as it shall determine to be advisable in order that certain stock-related distributions which may hereafter be made by the Company to its stockholders after the date of the applicable Prospectus Supplement shall not be taxable to them.

          If all or any portion of the Warrants are callable at the option of the Company, the call provisions, including the call price and the date through which the Warrants may be exercised, will be set forth in the applicable Prospectus Supplement. If upon expiration the unexercised Warrants will convert into Securities, the manner and rate of such conversion will be set forth in the applicable Prospectus Supplement.

          Holders of Warrants are not entitled, by virtue of being holders, to receive dividends or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, to vote at any such meeting or to exercise any rights whatsoever as stockholders of the Company. The Warrant Agreement and the Warrants will provide that no director, officer, employee or shareholder of the Company, as such, will have any liability under the Warrants or the Warrant Agreement. The Warrant Agreement and the Warrants will also each provide that each holder of the Warrants, by accepting the Warrants, waives and releases all such liability.

          Unless otherwise specified in the applicable Prospectus Supplement, the Warrant Agreement and the Warrants will be governed by New York law.

                    Description of Stock Purchase Contracts
                            and Stock Purchase Units

          Unless otherwise specified in the applicable Prospectus Supplement, the Company may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The consideration per share of Common Stock or Preferred Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by a specific reference to a formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as part of Units ("Stock Purchase Units") consisting of a Stock Purchase Contract and Debt

Securities, Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock or the Preferred Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

          Pledged Securities and Pledge Agreement. The securities related to the Stock Purchase Contracts (collectively, the "Pledged Securities") will be pledged to a collateral agent (the "Collateral Agent"), for the benefit of the Company, pursuant to the Pledge Agreement to secure the obligations of holders of Stock Purchase Contracts to purchase Common Stock or Preferred Stock under the related Stock Purchase Contracts. The rights of holders of Stock Purchase Contracts to the related Pledged Securities will be subject to the Company's security interest therein created by the Pledge Agreement. No holder of Stock Purchase Contracts will be permitted to withdraw the Pledged Securities related to such Stock Purchase Contracts from the pledge arrangement except upon the termination or Early Settlement of the related Stock Purchase Contracts. Subject to such security interest and the terms of the Purchase Contract Agreement and the Pledge Agreement, each holder of a Stock Purchase Contract will retain full beneficial ownership of the related Pledged Securities.

          Except as described in the applicable Prospectus Supplement, the Collateral Agent will, upon receipt of distributions on the Pledged Securities, distribute such payments to the Company or the Purchase Contract Agent, as provided in the Pledge Agreement. The Purchase Contract Agent will in turn distribute payments it receives as provided in the Purchase Contract Agreement.

          The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not necessarily be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                       Description of Global Securities

          Unless otherwise specified in the applicable Prospectus Supplement, Securities other than Common Stock will be issued in the form of one or more book-entry certificates (collectively, with respect to each series or issue of Securities, the "Global Securities") registered in the name of a depositary or a nominee or a depositary. Unless otherwise specified in the applicable Prospectus Supplement, the depositary will be The Depository Trust Company ("DTC"). The Company has been informed by DTC that its nominee will be Cede & Co. ("Cede"). Accordingly, Cede is expected to be the initial registered holder of all Securities that are issued in book-entry form. No person that acquires a beneficial interest in such Securities will be entitled to receive a certificate representing such person's interest in the Securities except as set forth herein or in the applicable Prospectus Supplement. Unless and until definitive Securities are issued under the limited circumstances described below, all references to actions by holders of Securities issued in book-entry form shall refer to actions taken by DTC upon instruction from its Participants (as defined below), and all references herein to payments and notices to holders shall refer to payments and notices to DTC or Cede, as the registered holder of such Securities.

          DTC has informed the Company that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing company" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act, and that it was created to hold securities for its participating organizations ("Participants") and to facilitate the clearance and settlement of securities transactions among Participants through electronic book-entry, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

          Persons that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Securities may do so only through Participants and Indirect Participants. Under a book-entry format, Holders may experience some delay in their receipt of payments, as such payments will be forwarded by the agent designated by the Company to Cede, as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or Holders. Holders will not be recognized by the applicable registrar, transfer agent, Trustee, Depositary or Warrant Agent as registered holders of the Securities entitled to the benefits of the Certificate or the applicable Indenture, Deposit Agreement or Warrant Agreement. Beneficial owners that are not Participants will be permitted to exercise their rights as such only indirectly through and subject to the procedures of Participants and, if applicable, Indirect Participants.

          Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect (the "Rules"), DTC will be required to make book-entry transfers of Securities among Participants and to receive and transmit payments to Participants. Participants and Indirect Participants with which beneficial owners of Securities have accounts with respect to the Securities similarly are required by the Rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

          Because DTC can act only on behalf of Participants, who in turn act only on behalf of Participants or Indirect Participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of Securities issued in book-entry form to pledge such Securities to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Securities, may be limited due to the unavailability of physical certificates for such Securities.

          DTC has advised the Company that DTC will take any action permitted to be taken by a registered holder of any Securities under the Charter or the applicable indenture, Deposit Agreement or Warrant Agreement only at the direction of one or more Participants to whose accounts with DTC such Securities are credited.

          Unless otherwise specified in the applicable Prospectus Supplement, a Global Security will be exchangeable for the relevant definitive Securities registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Company that it is unwilling or unable to continue as depository for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered in order to act as such depository and the Company does not appoint a successor within 90 days, (ii) the Company executes and delivers to the applicable registrar, transfer agent, Trustee, Depositary and/or Warrant Agent an order complying with the requirements of the Charter or the applicable Indenture, Deposit Agreement and/or Warrant Agreement that such Global Security shall be so exchangeable or (iii) there has occurred and is continuing a default in the payment of any amount due in respect of the Securities or, in the case of Debt Securities, an Event of Default or an event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to such Debt Securities. Any Global Security that is exchangeable pursuant to the preceding sentence will be exchangeable for Securities registered in such names as DTC directs.

          Upon the occurrence of any event described in the immediately preceding paragraph, DTC is generally required to notify all Participants of the availability through DTC of definitive Securities. Upon surrender by DTC of the Global Security representing the Securities and delivery of instructions for re-registration, the registrar, transfer agent, Trustee, Depositary or Warrant Agent, as the case may be, will reissue the Securities as definitive Securities, and thereafter such persons will recognize the holders of such definitive Securities as registered holders of Securities entitled to the benefits of the Certificate or the applicable Indenture, Deposit Agreement and/or Warrant Agreement.

          Except as described above a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary appointed by the Company. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a Global Security evidencing all or part of any Securities unless such beneficial interest is in an amount equal to an authorized denomination for such Securities.

          None of the Company, the Trustees, any registrar and transfer agent, any Warrant Agent or any Depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC's or any Participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

                              Plan of Distribution

          The Company may sell the Securities to or through one or more underwriters or dealers or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement. The Company may sell Securities directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

          Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize dealers or agents to offer and sell the Securities upon such terms and conditions as may be set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

          Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

          The Common Stock is listed on the New York Stock Exchange under the symbol "MTC." The Depositary Shares, Debt Securities, the Preferred Stock and the Warrants will be new issues of securities with no established trading market. Any underwriters or agents to or through which Securities are sold by the Company may make a market in such Securities, but such underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any Depositary Shares, Debt Securities, Preferred Stock or Warrants.

                                 Legal Matters

          The validity of the Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Common Stock Warrants, Preferred Stock Warrants, Debt Warrants, Depositary Share Warrants and Stock Purchase Contracts covered by this Prospectus will be passed upon for the Company by Winston & Strawn, Chicago, Illinois. The validity of the Securities offered by this Prospectus may be passed on for any underwriters or agents by counsel named in the Prospectus Supplement.

                                    Experts

          The consolidated financial statements of Monsanto at December 31, 1997 and 1996 and for each of the three years in the period ending December 31, 1997 incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such statements are incorporated herein by reference in reliance upon such report given upon the authority of Deloitte & Touche LLP as experts in accounting and auditing.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has been no change in the affairs of the Company since the date as of which
information is given in this Prospectus.   This Prospectus does not constitute
an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                             ----------------------


                               TABLE OF CONTENTS
                                                                            PAGE

Available Information......................................................    2
Information Incorporated By Reference......................................    2
The Company................................................................    3
Use of Proceeds............................................................    3
Ratio of Earnings to Fixed Charges.........................................    3
Description of Capital Stock...............................................    3
Description of Depositary Shares...........................................    6
Description of Debt Securities.............................................    8
Description of Warrants....................................................   13
Description of Stock Purchase Contracts and Stock Purchase Units...........   14
Description of Global Securities...........................................   15
Plan of Distribution.......................................................   17
Legal Matters..............................................................   17
Experts....................................................................   17



                                 $2,000,000,000


                                MONSANTO COMPANY


       Common Stock, Preferred Stock, Depositary Shares, Debt Securities,
        Common Stock Warrants, Preferred Stock Warrants, Debt Warrants,
             Depositary Share Warrants and Stock Purchase Contracts

                             ---------------------

                              P R O S P E C T U S

                             ---------------------


                                  May 6, 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by the Company, except any underwriters' fees and expenses, in connection with the sale of the Securities being registered hereby. All of the amounts shown are estimated, except the SEC registration fee and the NASD filing fee.


      SEC registration fee..........  $  590,000
      NASD filing fee...............      30,500
      Printing expenses.............     125,000
      Trustee's fees and expenses...      18,000
      Legal fees and expenses.......     175,000
      Accounting fees and expenses..     100,000
      Miscellaneous expenses
      (including listing, rating
      agency, depositary and warrant
      agent fees)...................   1,000,000
                                      ==========
      Total.........................  $2,038,500

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Section 59 of the Company's By-Laws provides for indemnification of any director, officer, employee or agent of the Company, or any person serving in the same capacity in any other enterprise at the request of the Company, under certain circumstances.
Article IX of the Company's Restated Certificate of Incorporation eliminates the liability of directors of the Company under certain circumstances for breaches of fiduciary duty to the Company and its shareholders.

     It is anticipated that in any underwriting agreements, the underwriter(s) named therein will agree to indemnify the Company, its directors and certain of its officers against certain civil liabilities, including civil liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Company maintains directors' and officers' liability insurance coverage.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following documents are filed herewith or incorporated herein by reference.

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBITS
-------   -----------------------

1         Form of Underwriting Agreement (for debt securities)

4.1 Restated Certificate of Incorporation of the Company as of October 28, 1997 (incorporated herein by reference to Exhibit 3(i) of the Company's Form 10-Q for the quarter ended September 30, 1997)

4.2 By-Laws of the Company, as amended effective September 26, 1997 (incorporated herein by reference to Exhibit 3(ii) of the Company's 10-Q for the quarter ended September 30, 1997)

4.3 Rights Agreement, dated as of January 26, 1990 between the Company and First Chicago Trust Company as successor to the First National Bank of Boston (incorporated herein by reference to the Company's Form 8-A filed on January 31, 1990)

4.4 Form of Indenture dated as of [______], 1998 between the Company and The Chase Manhattan Bank as Trustee, providing for Issuance of Senior Debt Securities in Series

4.5 Form of Indenture dated as of [______], 1998 between the Company and [________] as Trustee, providing for Issuance of Subordinated Debt Securities in Series

4.6 Form of Deposit Agreement dated as of [_______], 1998 between the Company, [__________] and the Holders from Time to Time of the Depositary Shares Described Therein

4.7 Form of Certificate of Designations of the [___]% Series [___] [Convertible] Preferred Stock (Par Value $.01 Per Share) of the Company

4.8 Form of Warrant Agreement between the Company and [__________], as Warrant Agent

4.9 Form of Purchase Contract Agreement between the Company and [_____], as Purchase Contract Agent

4.10 Form of Pledge Agreement among the Company, [________], as Collateral Agent and [__________], as Purchase Contract Agent

5         Opinion of Winston & Strawn

12 Computation of Ratios of Earnings to Fixed Charges (for last five fiscal years)

23.1      Consent of Deloitte & Touche LLP

23.2      Consent of Winston & Strawn (included in Exhibit 5)

24        Powers of Attorney

25 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Chase Manhattan Bank relating to the Senior Debt Indenture

ITEM 17   UNDERTAKINGS

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rules 424(b)(l) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15 (other than the provisions relating to insurance), or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (7) The undersigned Company hereby undertakes to file an application, if necessary, for the purpose of determining the eligibility of any trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Monsanto Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on May 6, 1998.


                                    MONSANTO COMPANY


                                    By: /s/ Robert B. Hoffman
                                       ------------------------------------
                                    Name:  Robert B. Hoffman
                                    Title: Vice Chairman
                                           (Principal Financial Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

       Signature                      Title                     Date
------------------------  -----------------------------   ------------------
           *              Chairman and Director                  May 6, 1998
------------------------  (Principal Executive Officer)
Robert B. Shapiro

/s/ Robert B. Hoffman     Vice Chairman                          May 6, 1998
------------------------  (Principal Financial Officer)
Robert B. Hoffman

           *              Vice President and Controller          May 6, 1998
------------------------  (Principal Accounting Officer)
Michael R. Hogan

           *              Director                               May 6, 1998
------------------------
Robert M. Heyssel

           *              Director                               May 6, 1998
------------------------
Michael Kantor

           *              Director                               May 6, 1998
------------------------
Gwendolyn S. King



           *              Director                               May 6, 1998
------------------------
Philip Leder

           *              Director                               May 6, 1998
------------------------
Jacobus F. M. Peters

           *              Director                               May 6, 1998
------------------------
John S. Reed

           *              Director                               May 6, 1998
------------------------
John E. Robson

           *              Director                               May 6, 1998
------------------------
William D. Ruckelshaus


*R. William Ide III, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals which have been filed as an Exhibit to this Registration Statement.

                                             /s/   R. William Ide III
                                             -----------------------------
                                                   R. William Ide III
                                                    Attorney-in-Fact

                                 EXHIBIT INDEX

     The following documents are filed herewith or incorporated herein by reference.


EXHIBIT
NUMBER    DESCRIPTION OF EXHIBITS
-------   -----------------------

1         Form of Underwriting Agreement (for debt securities)
2         Not Applicable
4.1 Restated Certificate of Incorporation of the Company as of October 28, 1997 (incorporated herein by reference to Exhibit 3(i) of the Company's Form 10-Q for the quarter ended September 30, 1997)
4.2 By-Laws of the Company, as amended effective September 26, 1997 (incorporated herein by reference to Exhibit 3(ii) of the Company's Form 10-Q for the quarter ended September 30, 1997)
4.3 Rights Agreement, dated as of January 26, 1990 between the Company and First Chicago Trust Company as successor to the First National Bank of Boston (incorporated herein by reference to the Company's Form 8-A filed on January 31, 1990)
4.4 Form of Indenture dated as of [______], 1998 between the Company and The Chase Manhattan Bank as Trustee, providing for Issuance of
          Senior Debt Securities in Series
4.5 Form of Indenture dated as of [______], 1998 between the Company and [________] as Trustee, providing for Issuance of Subordinated Debt Securities in Series
4.6 Form of Deposit Agreement dated as of [_______], 1998 between the Company, [__________] and the Holders from Time to Time of the Depositary Shares Described Therein
4.7 Form of Certificate of Designations of the [___]% Series [___] [Convertible] Preferred Stock (Par Value $.01 Per Share) of the Company
4.8 Form of Warrant Agreement between the Company and [__________], as Warrant Agent
4.9 Form of Purchase Contract Agreement between the Company and [________], as Purchase Contract Agent
4.10 Form of Pledge Agreement among the Company, [___________], as Collateral Agent and [________], as Purchase Contract Agent
5         Opinion of Winston & Strawn
8         Not Applicable
12        Computation of Ratios of Earnings to Fixed Charges (for last five fiscal years)
15        Not Applicable
23.1      Consent of Deloitte & Touche LLP
23.2      Consent of Winston & Strawn  (included in Exhibit 5)
24        Powers of Attorney
25 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Chase Manhattan Bank relating to the Senior Debt Indenture
26        Not Applicable
27        Not Applicable
99        Not Applicable